Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road Melville, NY 11747 (631) 465-3600

PARK ELECTROCHEMICAL CORP. REPORTS SECOND QUARTER RESULTS

Melville, New York, September 27, 2011 ......Park Electrochemical Corp. (NYSE-PKE) reported sales of $50,449,000 for its 2012 fiscal year second quarter ended August 28, 2011 compared to sales of $54,505,000 for last fiscal year’s second quarter ended August 29, 2010. Park’s sales for the first six months ended August 28, 2011 were $102,266,000 compared to sales of $113,531,000 for last fiscal year’s first six months ended August 29, 2010.

Park reported net earnings before special items of $6,615,000 for the second quarter ended August 28, 2011 compared to net earnings of $9,447,000 for last fiscal year’s second quarter.  During the current fiscal year’s second quarter, the Company recorded other pre-tax income of $1,598,000 relating to the settlement of certain lawsuits during the quarter. Accordingly, net earnings were $7,670,000 for the second quarter ended August 28, 2011. Park recorded no special items during last fiscal year’s second quarter.

For the six-month period ended August 28, 2011, Park reported net earnings before special items of $13,857,000 compared to net earnings of $19,316,000 for last fiscal year’s first six-month period ended August 29, 2010.  The current fiscal year’s six-month period included other pre-tax income of $1,598,000 relating to the settlement of certain lawsuits mentioned above. Accordingly, net earnings were $14,912,000 for the six-month period ended August 28, 2011. Park recorded no special items during the six-month period ended August 29, 2010.

Park reported basic and diluted earnings per share before special items of $0.32 for the second quarter ended August 28, 2011 and $0.67 for the six-month period ended August 28, 2011 compared to basic and diluted earnings per share of $0.46 and $0.94 for last year’s second quarter and six-month period, respectively.  Basic and diluted earnings per share were $0.37 and $0.72 for the second quarter and six-months ended August 28, 2011, respectively.  The effective tax rate before special items for the second quarter ended August 28, 2011 was 15.5% compared to an effective tax rate of 16.4% for last year’s second quarter.  The effective tax rate for the second quarter ended August 28, 2011 was 18.6%.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (800) 510-9834 in the United States and Canada and (617) 614-3669 in other countries and the required passcode is 43577930.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Monday, October 3, 2011.  The conference call replay can be accessed by dialing (888) 286-8010 in the United States and Canada and (617) 801-6888 in other countries and entering passcode 44682938 and will be available on the Company’s web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park believes that an evaluation of its ongoing operations would be difficult if the disclosure of its financial results were limited to accounting principles generally accepted in the United States of America (“GAAP”) financial measures, which include special items, such as the settlement of lawsuits.  Accordingly, in addition to disclosing its financial results determined in accordance with GAAP, Park disclosed non-GAAP operating results that exclude special items in order to assist its shareholders and other readers in assessing the Company’s operating performance, since the Company’s on-going, normal business operations do not include such special items.  The detailed operating information presented below reconciles the non-GAAP operating results before special items to earnings determined in accordance with GAAP. Such non-GAAP financial measures are provided to supplement the results provided in accordance with GAAP.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com

The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended		26 Weeks Ended
	8/28/11	8/29/10	8/28/11	8/29/10

Sales	$50,449	$54,505	$102,266	$113,531

Net Earnings before Special Items	$6,615	$9,447	$13,857	$19,316
Special Items net of Tax	$1,055	$-	$1,055	$-
Net Earnings	$7,670	$9,447	$14,912	$19,316

Basic and Diluted Earnings per Share:
Basic and Diluted Earnings before Special Items	$0.32	$0.46	$0.67	$0.94
Special Items	$0.05	$-	$0.05	$-
Basic and Diluted Earnings per Share	$0.37	$0.46	$0.72	$0.94

Weighted Average Shares Outstanding:
Basic	20,741	20,632	20,732	20,596
Diluted	20,776	20,642	20,798	20,625

The comparative balance sheets (in thousands):

	8/28/11	2/27/11
Assets	(unaudited)
Current Assets
Cash and Marketable Securities	$257,670	$250,444
Accounts Receivable, Net	28,000	29,822
Inventories	14,808	12,888
Other Current Assets	4,819	3,805
Total Current Assets	305,297	296,959
Fixed Assets, Net	41,105	41,292
Other Assets	16,977	15,557
Total Assets	$363,379	$353,808

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$8,602	$9,944
Accrued Liabilities	9,456	9,497
Income Taxes Payable	4,618	5,812
Total Current Liabilities	22,676	25,253

Deferred Income Taxes	1,460	1,460
Other Liabilities	1,548	1,787
Total Liabilities	25,684	28,500

Stockholders’ Equity	337,695	325,308

Total Liabilities and Stockholders' Equity	$363,379	$353,808

Equity per Share	$16.27	$15.70

Detailed operating information (in thousands – unaudited):

	13 Weeks Ended		26 Weeks Ended
	8/28/11	8/29/10	8/28/11	8/29/10
Net Sales	$50,449	$54,505	$102,266	$113,531
Cost of Sales	35,913	36,188	71,761	75,051
%	71.2%	66.4%	70.2%	66.1%
Gross Profit	14,536	18,317	30,505	38,480
%	28.8%	33.6%	29.8%	33.9%
Selling, General and Administrative Expenses	6,902	7,238	14,452	15,000
%	13.7%	13.3%	14.1%	13.2%
Earnings from Operations	7,634	11,079	16,053	23,480
%	15.1%	20.3%	15.7%	20.7%
Other Income	196	218	417	294
%	0.4%	0.4%	0.4%	0.2%
Earnings before Income Taxes	7,830	11,297	16,470	23,774
%	15.5%	20.7%	16.1%	20.9%
Income Tax Provision	1,215	1,850	2,613	4,458
Effective Tax Rate	15.5%	16.4%	15.9%	18.8%
Net Earnings before Special Items	6,615	9,447	13,857	19,316
%	13.1%	17.3%	13.5%	17.0%

Special Items:
Settlement of Certain Lawsuits	1,598	-	1,598	-
%	3.2%	0%	1.6%	0%
Income Tax Provision	543	-	543	-
Effective Tax Rate	6.9%	0%	3.3%	0%

After Special Items:
Earnings before Income Taxes	9,428	11,297	18,068	23,774
%	18.7%	20.7%	17.7%	20.9%
Income Tax Provision	1,758	1,850	3,156	4,458
Effective Tax Rate	18.6%	16.4%	17.5%	18.8%
Net Earnings	7,670	9,447	14,912	19,316
%	15.2%	17.3%	14.6%	17.0%

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